As filed with the Securities and Exchange Commission on September 18, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	52-1984749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1110 Spring Street Silver Spring, MD	20910
(Address of principal executive offices)	(Zip Code)

UNITED THERAPEUTICS CORPORATION
SHARE TRACKING AWARDS PLAN

(Full title of the plan)

Martine A. Rothblatt, Chairman and Chief Executive Officer

United Therapeutics Corporation

1110 Spring Street

Silver Spring, MD 20910
(301) 608-9292
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Stephen I. Glover, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036

(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Share Tracking Awards (1) (2)	1,500,000 awards	$98.70	$148,050,000	$8,261.19

(1)          This Registration Statement relates to share tracking awards that may be issued under the United Therapeutics Corporation Share Tracking Awards Plan.

(2)          Pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional securities in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(3)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market for September 11, 2009.

INTRODUCTION

This Registration Statement on Form S-8 is filed by United Therapeutics Corporation, a Delaware corporation (the “Company” or the “Registrant”), to register an additional 1,500,000 share tracking awards (the “Awards”), each of which represents a contractual right to receive an amount in cash equal to the appreciation (defined as the positive difference, if any, between the fair market value of the Award on the exercise date and the fair market value of the Award on the grant date), which have been and will be granted in accordance with the terms of the United Therapeutics Corporation Share Tracking Awards Plan (the “Plan”).  The fair market value of an Award on the grant date or the exercise date is equal to the closing price per share of the Company’s common stock on that date.

The Company previously filed a registration statement on Form S-8 (File No. 333-153695) on September 26, 2008, registering 3,000,000 Awards under the Plan.  On September 14, 2009, a majority of the Company’s Board of Directors, acting upon the recommendation of its Compensation Committee, approved an amendment to the Company’s non-dilutive Plan to increase the maximum number of Awards available for grant under the Plan by 1,500,000.  Upon payment of a two-for-one stock dividend announced by the Company pursuant to a Current Report on Form 8-K filed on September 1, 2009, this number will automatically be proportionately adjusted to 3,000,000, as required by the Plan.  The amendment is described in the Company’s Current Report on Form 8-K filed on September 18, 2009, and is filed as Exhibit 10.1 to such Current Report on Form 8-K. The Plan was originally filed on July 31, 2008, as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q.

In accordance with General Instruction E of Form S-8, the entire contents of the Company’s Registration Statement on Form S-8, Registration No. 333-153695, are incorporated herein by reference, and certain information required by Part II is omitted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                           Plan Information*

Item 2.                                                           Registrant Information and Employee Plan Annual Information*

*                      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Certain Documents by Reference

The following documents, which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)           The Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which the Company filed with the Commission on February 26, 2009;

(2)           The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which the Company filed with the Commission on May 1, 2009;

(3)           The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, which the Company filed with the Commission on July 31, 2009; and

(4)           The Current Reports on Form 8-K that the Company filed with the Commission on March 6, 2009 (as amended on April 29, 2009), April 29, 2009, September 1, 2009 and September 18, 2009.

In addition, all documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 000-26301.

Item 6.                                                           Indemnification of Directors and Officers

As permitted by Delaware law, the Company’s certificate of incorporation provides that no director will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of duty of loyalty to the Company or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) willful or negligent violations of certain provisions of the Delaware General Corporation Law (the “DGCL”) imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (d) for any transaction from which the director derived an improper personal benefit.

The Company’s certificate of incorporation and bylaws provide that the Company must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company believes that indemnification under its certificate of incorporation and bylaws covers negligence and gross negligence on the part of indemnified parties. The Company also has the power to purchase and maintain insurance for such directors and officers, and currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify such directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Company or in its right, arising out of such person’s services as a director or officer of the Company, any of its subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The foregoing discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 8.                                                           Exhibits

Exhibit No.	Description
4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed on April 16, 1999 (Registration No. 333-76409))

4.2	Second Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q, as filed on May 1, 2008)
5.1	Opinion of counsel*
10.1	United Therapeutics Corporation Share Tracking Awards Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, as filed on July 31, 2008)
10.2

First Amendment to the United Therapeutics Corporation Share Tracking Awards Plan, effective as of September 14, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed on September 18, 2009)

23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of counsel (included in Exhibit 5.1)*
24	Power of Attorney (included on signature page)*

* Filed herewith

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act (, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on this 18th day of September, 2009.

UNITED THERAPEUTICS CORPORATION

By:	/s/ Martine A. Rothblatt
Martine A. Rothblatt, Ph.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martine A. Rothblatt, Ph.D., John Ferrari and Paul A. Mahon, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act to register additional Awards, and to file this Registration Statement and any subsequent registration statement and all amendments thereto, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do, and hereby ratifies and confirms all his said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Martine A. Rothblatt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 18, 2009
Martine A. Rothblatt, Ph.D.

/s/ John Ferrari	Chief Financial Officer and Treasurer	September 18, 2009
John Ferrari	(Principal Financial Officer and Principal Accounting Officer)

/s/ Roger Jeffs	President, Chief Operating Officer and Director	September 18, 2009
Roger Jeffs, Ph.D.

/s/ Christopher Causey	Director	September 18, 2009
Christopher Causey

/s/ Raymond A. Dwek	Director	September 18, 2009
Raymond A. Dwek, F.R.S.

/s/ R. Paul Gray	Director	September 18, 2009
R. Paul Gray

/s/ Raymond Kurzweil	Director	September 18, 2009
Raymond Kurzweil

/s/ Christopher Patusky	Director	September 18, 2009
Christopher Patusky

/s/ Louis W. Sullivan	Director	September 18, 2009
Louis W. Sullivan, M.D.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 filed on April 16, 1999 (Registration No. 333-76409))

4.2	Second Restated Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q, as filed on May 1, 2008)

5.1	Opinion of counsel*

10.1	United Therapeutics Corporation Share Tracking Awards Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, as filed on July 31, 2008)

10.2

First Amendment to the United Therapeutics Corporation Share Tracking Awards Plan, effective as of September 14, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed on September 18, 2009)

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of counsel (included in Exhibit 5.1)*

24	Power of Attorney (included on signature page)*

* Filed herewith